PetLife Management Comments on Recent Market Activity

HANCOCK, MD / ACCESSWIRE / May 28, 2017 /PetLife Pharmaceuticals, Inc. (OTCQB:PTLF) (the “Company,” “We”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced the Company’s comments on recent developments in its stock price and trading performance.

The Company is confident that the main reason of the investors’ interest in its stock is our business performance, which is reflected on the Company’s website and its press releases (http://www.petlifepharma.com/investor-relations/), as well as has been presented to numerous investors during road shows conducted by the Company in several cities. We have been pleased to announce a string of positive developments with our business, which we believe to have been the procuring cause of investors’ buying our stock at or about the times when the Company announced such good business-related news or has investor presentations. At the same time, we became aware of the efforts to promote our stock by various penny stock-touting websites, newsletter publishers and IR marketing services, unknown to and unaffiliated with the Company. We first noticed that activity in February 2017, and observed the same type of efforts recently.

It is our understanding that such promotional activities happen when companies quoted on OTC Markets publish news, which cause the prices of their respective stocks to move. Third party stock promoters scan the market, mention stocks, which they find on the move, to their subscribers, claim credit for such moves, and solicit payments from both subscribers and others.

We do not believe that such promotional activities unauthorized, unrelated to, and not approved by the Company, can cause a significant number of investors to buy our stock. We strongly believe that the main reasons for the investors buying the stock of our Company have been our business performance reflected in press releases and presented to multiple accredited investors during our road shows. Unfortunately, the activities of third party stock promoters seeking to exploit positive developments in our business and appreciation of our stock price have a clear adverse effect on our stock price as follows. Apparently, market makers engaged in predatory short selling are among the most active subscribers to the services of such stock promoters. For example, our stock price moved up recently as the result of the positive press release published on May 23, 2017. That was picked up and exploited by some stock-touting websites and already on May 25, 2017 (according to FINRA’s web page tracking the short-selling at http://regsho.finra.org/FORFshvol20170525.txt), 226,257 shares of our stock were sold short in one day. That is 60% of the daily volume of trading on that date. We have also observed what appears to be a very active short-selling activity on May 26, 2017, when another positive press release caused our stock price to move up. The Company may be addressing this with the market regulators, including naming the most active short-selling market makers, in a hope that both OTC Marketplace and FINRA interfere with their predatory market price manipulations.

It is our obligation to OTC Marketplace and the investors to hereby state that after inquiry of the Management of the Company, we have determined that the directors, control persons, its officers, directors, or any controlling shareholders (defined as shareholders owning 10% or more of the Company’s securities) have not, directly, or indirectly, been involved in any way (including payment of a third-party), with the creation or distribution of promotional materials related to the Company and its securities. Furthermore, after inquiry of management, we have determined that the directors and control persons, the Company, its officers, directors or any controlling shareholders have sold or purchased the Company’s securities within the past 90 days.

In order to further address the concerns related to the unauthorized promotional activities the Company will be putting out a SEC Form 8-K enumerating all the relevant press releases as well as naming the list of third party providers engaged by the Company to provide investor relations services, public relations services, marketing, or other related services, including the promotion of the Company or its securities, since January 1, 2016. We are also planning to address in the same SEC Form 8-K filing, the detailed information about shares or convertible instruments issued by the Company allowing conversion to equity securities at prices constituting a discount to the current market rate at the time of the issuance.

Furthermore, the Company needs to draw attention of some materially inaccurate and outdated information, which has been included in the unauthorized and unapproved disseminations. In particular, the mentioning of “Gain” of 349% relating to a historical stock price is materially incorrect as it fails to account for a 5:1 reverse merger that occurred during the interval in question. Additionally, as part of our negotiations with our former CEO, we have removed all mentions of Escozine from the approved Company literature, including any claims made by the manufacturer of Escozine. The Company abandoned the use of the term “organic” in its authorized publications. The use of the term “Escozine for Pets” was abandoned by the Company in favor of VitalzulTM. The Company does not currently describe its products as “a preventative and treatment for cancer.” Additionally, the Company has no opinion on the accuracy of any technical analysis represented in some unauthorized disseminations. No technical analysis has been performed by the Company regarding its stock.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals, Inc. (PTLF) (www.PetLifePharma.com) is a registered U.S. Veterinary Pharmaceutical company. PetLife’s mission is to bring its new, non-toxic, bioactive nutraceuticals and prescription medications to the world of veterinary oncology with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. The Company’s first product, VitalZul™, is currently in testing. VitalZul’s™ active ingredients have been shown to have activity against several different cancer cell lines. In the U.S. alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications. PetLife’s acquired brand, Dr. Geoff’s Real Food for Pets, will incorporate VitalZul™ in its pet food line in 2018.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States PSLR Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact:

Clifford Price

Clifford@PetLifePharma.com

844-473-8543 ext. 701

SOURCE: PetLife Pharmaceuticals, Inc.